===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                            Colorado MEDtech, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           OF COLORADO MEDTECH, INC.
                         TO BE HELD NOVEMBER 17, 2000



To the Shareholders of Colorado MEDtech, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Colorado MEDtech, Inc., a Colorado corporation (the "Company"), will be held on November 17, 2000 at 3:00 p.m. at the Regal Harvest House Hotel, 1345 28th Street, Boulder, Colorado for the following purposes:

     1. To elect eight directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

     2. To transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on October 2, 2000, has been fixed as the record date for the determination of holders of Colorado MEDtech, Inc. Common Stock entitled to notice of, and to vote at, the Annual Meeting, and only shareholders of record at such time will be so entitled to vote.

Whether or not you expect to attend the Annual Meeting, holders of Colorado MEDtech, Inc. Common Stock should complete, date, and sign the enclosed form of proxy card and mail it promptly in the enclosed envelope.


                                    By Order of the Board of Directors

                                    /s/ Peter J. Jensen

                                    Peter J. Jensen
                                    Secretary of the Corporation


Date: October 13, 2000


PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            COLORADO MEDTECH, INC.

                              6175 Longbow Drive
                               Boulder, CO 80301


                                PROXY STATEMENT


                        ANNUAL MEETING OF SHAREHOLDERS

                               November 17, 2000


                            SOLICITATION OF PROXIES


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Colorado MEDtech, Inc., a Colorado corporation ("Colorado MEDtech" or the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on November 17, 2000 at 3:00 p.m. at the Regal Harvest House Hotel, 1345 28th Street, Boulder, Colorado, and at any and all adjournments or postponements of such meeting.

     If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted FOR each of the proposals described herein. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count toward the presence of a quorum. The proxies will be tabulated and votes counted by ComputerShare Investor Services, Inc. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about October 13, 2000.

     Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

     The costs of the meeting, including the costs of preparing and mailing the Proxy Statement and Proxy, will be borne by the Company. Additionally, the Company may use the services of its Directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing. The Company has retained D. F. King & Co., Inc. to aid in the solicitation of proxies and to verify related records at a fee of $10,000 plus expenses.


                           OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is October 2, 2000. At the close of business on that day there were 12,604,687 shares of no par value Common Stock (the "Common Stock") of the Company outstanding and entitled to vote at the meeting.

                               QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum for each matter voted upon at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date.

                       ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) FOR the election of each of the eight nominees named herein for the office of director; and (ii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock, as of October 2, 2000, by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, certain executive officers, each director and director nominee of the Company, and all directors and executive officers as a group. Except as indicated in the footnotes to the table and subject to applicable community property laws, the Company believes that each of such persons has the sole voting and dispositive power over the shares held by him except as otherwise indicated.


                                   Amount and Nature
      Name and Address               of Beneficial
     Of Beneficial Owner               Ownership             Percent of Class
     -------------------               ---------             ----------------
     HEI, Inc.                         1,214,500                   9.6%
     1495 Steiger Lake Lane
     Victoria, MN 55386

     John V. Atanasoff                   895,945(1)                6.8%
     6175 Longbow Drive
     Boulder, CO 80301

     Clifford W. Mezey                   437,032(2)                3.5%
     6175 Longbow Drive
     Boulder, CO 80301

                                   Amount and Nature
      Name and Address               of Beneficial
     Of Beneficial Owner               Ownership             Percent of Class
     -------------------               ---------             ----------------
     Dean A. Leffingwell                 420,999(3)                3.3%
     6175 Longbow Drive
     Boulder, CO 80301

     Lockett E. Wood, Ph.D.              151,025(4)                1.2%
     6175 Longbow Drive
     Boulder, CO 80301

     John E. Wolfe                       150,000(5)                1.2%
     6175 Longbow Drive
     Boulder, CO 80301

     Robert L. Sullivan                  140,413(6)                1.1%
     6175 Longbow Drive
     Boulder, CO 80301

     Ira M. Langenthal, Ph.D.             61,600(7)                 *
     6175 Longbow Drive
     Boulder, CO 80301

     John P. Jenkins                      35,000(8)                 *
     6175 Longbow Drive
     Boulder, CO 80301

     Stephen K. Onody                     12,500(9)                 *
     6175 Longbow Drive
     Boulder, CO 80301

     Stephen P. Hall                      12,500(10)                *
     6175 Longbow Drive
     Boulder, CO 80301

     Charles R. Klasson, Jr.               6,250(11)                *
     6175 Longbow Drive
     Boulder, CO 80301

     All Directors and Executive       2,172,880(12)              16.3%
     Officers as a group (12 persons)

-------------------------------
*    Less than one percent (1%)

(1) Includes (a) 1,000 shares owned by Mr. Atanasoff's wife, (b) 1,800 shares owned by Mr. Atanasoff's stepson, (c) 800 shares owned by Mr. Atanasoff's stepdaughter, as to all of which he disclaims beneficial ownership and (d) options to purchase 505,653 shares, which are currently exercisable or become exercisable within 60 days.

(2) Includes 341,932 shares held by the Petsy G. Mezey Trust, of which Mr. Mezey is a trustee. Also includes 30,000 shares that are held by the Clifford W. Mezey Trust, of which Mr. Mezey is a trustee. Also includes warrants to acquire 30,000 shares, which are currently exercisable or become exercisable within 60 days.

(3) Includes warrants to acquire 30,000 shares, which are currently exercisable or become exercisable within 60 days.

(4) Includes options to acquire 40,125 shares, which are currently exercisable or become exercisable within 60 days.

(5) Includes warrants to acquire 45,000 shares, which are currently exercisable or become exercisable within 60 days.

(6) Includes warrants to acquire 45,000 shares, which are currently exercisable or become exercisable within 60 days.

(7) Includes warrants to acquire 60,000 shares, which are currently exercisable or become exercisable within 60 days.

(8) Includes warrants to purchase 25,000 shares, which are currently exercisable or become exercisable within 60 days.

(9) Includes options to acquire 12,500 shares, which are currently exercisable or become exercisable within 60 days.

(10) Includes options to acquire 12,500 shares, which are currently exercisable or become exercisable within 60 days.

(11) Includes options to acquire 6,250 shares, which are currently exercisable or become exercisable within 60 days.

(12) Includes warrants and options to acquire 770,153 shares, which are currently exercisable or become exercisable within 60 days.


                      PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

     Pursuant to the Bylaws, the authorized number of directors of the Company has been set at eight, and eight directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. If a quorum is present, the eight nominees having the highest number of votes cast in favor of their election will be elected. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.


     THE BOARD OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE FOR EACH NOMINEE
                                                             ---
FOR THE BOARD OF DIRECTORS.

     The Board of Directors' nominees for the office of director are as follows:


                                                                 Year First
                                                                 Became a
Name                                 Age                         Director
----                                 ---                         --------

John V. Atanasoff                    65                          1993
(C)(N)(S)

Stephen K. Onody                     47                          2000
(N)(S)(C)

Dean A. Leffingwell                  51                          1977(1)
(N)(S)

Robert L. Sullivan                   63                          1985
(A)(C)(S)(O)

Clifford W. Mezey                    71                          1989(1)
(A)(C)(S)(O)

                                                                 Year First
                                                                 Became a
Name                                 Age                         Director
----                                 ---                         --------
John E. Wolfe                        62                          1993
(A)(S)

Ira M. Langenthal, Ph.D.             64                          1996
(N)(S)(O)

John P. Jenkins                      50                          1999
(S)(C)

__________________________________

(A)  Member of the Audit Committee

(C)  Member of the Compensation Committee

(N)  Member of the Nominating Committee

(S)  Member of the Strategic Planning Committee

(O)  Member of the Options Committee

(1) Date became a director of RELA, Inc. ("RELA"). Became a director of the Company in October 1992 in connection with the merger of RELA and the Company.


     Mr. Atanasoff has been Chairman of the Board of the Company since June 1993. Mr. Atanasoff was Chief Executive Officer of the Company from June 1993 to June 2000. From 1989 until January 1993, Mr. Atanasoff served as Chief Executive Officer of Cybernetics Products, Inc., a publicly-traded company that develops and manufactures computer controlled equipment for the electronics industry and computer graphic scanners and cameras for the motion picture and audio visual markets. For more than five years prior to 1989, Mr. Atanasoff held various senior management positions with the Fluid Technology Group of EG&G, Inc. and Textron Systems (formerly AVCO Systems).

     Mr. Onody has served as Chief Executive Officer and President of the Company since June 2000. From July 1999 to June 2000, Mr. Onody was Vice President - Business Development of the Company. From 1995 to June 1999, he was Vice President of Global Corporate Business & New Product Development at Vital Signs, Inc., a manufacturer of single patient use anesthesia, respiratory and critical care devices. Mr. Onody was also the General Manager and Operating Officer of the West Coast Division of Vital Signs. From 1992 to 1995, he was founder and general manager of a private management and technology group focused on identifying and funding medical technology companies. Prior to 1992, Mr. Onody held general management, senior executive, senior marketing and business development management positions at SpaceLabs Medical, Inc. and Boston Scientific Corporation.

     Since November of 1999, Mr. Leffingwell has been Senior Vice President, Process and Project Management, of publicly held Rational Software Corporation. Rational helps organizations develop and deploy software for e-business, e-infrastructure, and e-devices through a combination of tools, services and software engineering best practices. From February 1997 to November 1999, he was Vice President and general manager of Rational University. From 1993 to 1997, he was Chief Executive Officer of Requisite, Inc., which developed and marketed software tools for requirements management, and which was purchased by Rational in 1997. From 1992 to 1993, Mr. Leffingwell served as Chairman and Vice President of Business Development of the Company. He also served as the Chief Executive Officer of RELA which he co-founded in 1977.

     Mr. Sullivan is retired from Chiron Diagnostics Corporation, a manufacturer and marketer of medical diagnostic equipment and supplies, where from 1985 to March 1999 he served as Senior Vice President-Finance. From 1962 to 1985, Mr. Sullivan held several operating and financial positions with Corning Glass Works.

     Prior to his retirement in 1994, Mr. Mezey was the majority owner and Chief Executive Officer of Mezey-Puroll Automotive, Inc., an automotive manufacturer's representative company in Michigan, for more than five years. From 1981 to 1994 he was the owner and Chief Executive Officer of Interstate Industries, Inc., a manufacturer of truck wiring harnesses in Michigan.

     Mr. Wolfe has served as President and Chief Executive Officer since 1986 of Metrisa, Inc., a manufacturer and marketer of on-line liquid and gas analyzers to the process and environmental industries. Prior to 1986, he held various senior management positions with EG&G Sealol, Inc., Masoneilan International, Inc. (Division of Studebaker Worthington), Litton Industries and General Electric Company. Mr. Wolfe is a member of the board of directors of Metrisa, Inc.

     Dr. Langenthal has been a corporate consultant and private investor since 1991. He joined Honeywell, Inc. in 1972 as a result of Honeywell's acquisition of Signal Analysis Industries, a public company he co-founded. Dr. Langenthal held various senior management positions at Honeywell, and from 1986 to 1990 he was Vice President/General Manager of Honeywell's Test Instruments Division, a manufacturer of information storage products and systems. In 1990 this business was part of a corporate spin-off forming a new company, Alliant Techsystems, Inc. at which Dr. Langenthal continued to serve as Vice President/General Manager until his departure in 1991.

     Mr. Jenkins is an independent consultant serving a variety of clients in high technology industries. From 1995 until 1999 Mr. Jenkins served as Chairman, CEO and President of TAVA Technologies Inc., a leading provider of automation and information technology (IT) solutions to process and manufacturing industries. In 1995, TAVA was acquired by The Real Software Group, an international IT services company based in Belgium, and merged with its other U.S. operations to form Real Enterprise Solutions. Mr. Jenkins served as CEO and President of Real Enterprise Solutions until July 2000. From 1990 to 1995 Mr. Jenkins was President of Morgan Technical Ceramics, Inc., a subsidiary of Morgan Crucible Plc., a developer and manufacturer of industrial ceramics and other advanced materials.

     See also "Certain Litigation" for information regarding certain litigation to which the members of the Board of Directors and the Company are parties.

Committees of the Board of Directors

     The Company has an Audit Committee, a Compensation Committee, a Nominating Committee, an Options Committee and a Strategic Planning Committee. The Audit Committee is responsible for (i) reviewing the scope of the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and
(iv) being available to the independent auditors during the year for consultation purposes. Each of the members of the Audit Committee are "independent" as required by the rules of the SEC and the Nasdaq Stock Market. The Audit Committee met five (5) times in the fiscal year ended June 30, 2000. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met four (4) times in the fiscal year ended June 30, 2000. The Nominating Committee is responsible for reviewing potential candidates for director and for the recommendation of candidates to the Board. The Nominating Committee will consider candidates suggested by directors and shareholders. Nominations from shareholders submitted in accordance with the Company's bylaws will be referred to the Nominating Committee for consideration. The Nominating Committee met six
(6) times during the fiscal year ended June 30, 2000. The Strategic Planning Committee is responsible for reviewing new product, licensing and acquisition, as well as other strategic issues. The Strategic Planning Committee met four
(4) times in the fiscal year ended June 30, 2000. The Options Committee was created in August 2000 and is responsible for administering the Company's Stock Option Plan during periods between meetings of the full Board of Directors.

     Directors are reimbursed for expenses incurred for attending any Board or committee meeting. There is no family relationship between any current or prospective director of the Company and any other current or prospective executive officer of the Company.

     During the fiscal year ended June 30, 2000, there were four (4) regular meetings and eight (8) special meetings of the Board of Directors. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended June 30, 2000 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended June 30, 2000, to the best of the Company's knowledge, the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

Executive Officers

     The following persons are the executive officers of the Company:

Name                                             Position
----                                             --------

Stephen K. Onody                    Chief Executive Officer and President

Gregory A. Gould                    Chief Financial Officer and Treasurer

Frank Maguire                       Chief Operations Officer

Charles R. Klasson, Jr.             President of CIVCO Medical Instruments Co.,
                                    Inc. subsidiary

Kenneth D. Taylor, Ph.D.            Vice President/General Manager of RELA
                                    division of the Company

     Information concerning the business experience of Mr. Onody is provided under the section entitled "Election of Directors."

     Gregory A. Gould, age 34.  Mr. Gould has served as Chief Financial Officer
     ------------------------
and Treasurer of the Company since August 2000.  From February 1996 to August
2000, he was director of finance of the Company.   From August 1990 to February
1996, Mr. Gould was an accountant with Arthur Andersen LLP. Mr. Gould is a certified public accountant.

     Frank Maguire, age 47.  Mr. Maguire has served as Chief Operations Officer
     ---------------------
of the Company since August 2000. As Chief Operations Officer, Mr. Maguire is responsible for the Company's manufacturing operations and its human resources and management information systems. From 1997 to March 2000, he was Vice President/General Manager of Baxter Research Medical, Inc., a supplier of cardiovascular products. Baxter Research Medical was part of the Cardiovascular Group of Baxter Healthcare Corporation and is now a division of Edwards Life Sciences. From 1992 to 1997, Mr. Maguire was Vice President -- Operations of Bard Access Systems, a division of C.R. Bard, Inc. specializing in vascular access products.

     Charles R. Klasson, Jr., age 42.  Mr. Klasson has served as President of
     -------------------------------
CIVCO since 1996. During a portion of 1996, Mr. Klasson was Chief Financial Officer and Chief Operating Officer of CIVCO. From 1994 to 1996, Mr. Klasson was Director of Business Development and National Accounts Manager for the D.C. Taylor Company, a national commercial and industrial construction company. Prior to such time, Mr. Klasson held senior management positions in the telecommunications and manufacturing industries.

     Kenneth D. Taylor, Ph.D., age 50.  Dr. Taylor has served as Vice
     --------------------------------
President/General Manager of RELA division of the Company since August 2000. Prior to joining the company, from 1999 to 2000, Dr. Taylor was a consultant providing technology assessment, development and project management services to medical device companies. From 1998 to 1999, Dr. Taylor was Vice President -- Product Development for MedLogic Global Corp., a medical device company specializing in biomedical adhesives. From 1993 to 1998, Dr. Taylor was Vice President -- Research and Development for Valleylab, Inc., a Tyco Healthcare Group division specializing in surgical products for tissue coagulation and cutting.

     The Chief Executive Officer is appointed by the Board of Directors and serves at the Board's discretion. The Board of Directors, and such other officers as the Board of Directors may authorize from time to time, may appoint as additional officers one or more vice presidents, assistant secretaries, assistant treasurers, and such other subordinate officers as the Board of Directors or such other appointing officers deem necessary or appropriate. The Chief Executive Officer shall have the right to reject the appointment of any other officer appointed by the Board of Directors. If an additional officer is appointed by an appointing officer, such additional officer serves at the discretion of the appointing officer and the Board of Directors.

Certain Litigation

     On August 31, 2000, in a filing with the Securities and Exchange Commission, Anthony Fant, Chief Executive Officer of HEI, Inc., disclosed that he had been acquiring Colorado MEDtech shares since early May and had accumulated 1,214,300 shares, or about 9.9% of the total outstanding. In his filing, he stated his objective was to obtain control of the Company.

     On September 11, 2000, Mr. Fant sent a letter to the Board of Directors proposing a transaction in which HEI would acquire the Company for HEI common stock having a stated value of $12 per Colorado MEDtech share. HEI's proposal limited the number of HEI shares that would be issued to 8.5 million. On the same day it delivered its proposal to the Company, HEI filed suit against the Company and certain of its directors in a Colorado federal court. HEI's suit alleges that certain provisions of the Company's bylaws and its shareholders' rights plan wrongfully limit the rights of shareholders to hold a special meeting to elect directors. HEI said it intends to demand a special meeting of shareholders to replace the Company's directors, and seeks declaratory and injunctive relief with respect to the bylaw provisions and the rights plan.

     On October 3, 2000 Roger Blazic, and on October 5, 2000 Walter West, two persons claiming to be shareholders of the Company, filed separate class action suits in the Colorado state district court of Boulder County against the Company and its directors seeking damages for essentially the same alleged wrongs as were claimed in HEI's complaint. The Company and its directors intend to deny the allegations of wrongdoing in all these suits and to defend the litigation vigorously.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following summary compensation table sets forth the cash compensation earned for the fiscal years ended June 30, 2000, 1999 and 1998 by the Company's Chief Executive Officer and by the four highest compensated executive officers who were serving as executive officers at the end of the 2000 fiscal year whose individual total cash compensation for the 2000 fiscal year exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   Long Term Compensation
                                                                           Awards
                                                                   -----------------------
                                                                                Securities
                                   Annual Compensation             Restricted   Underlying
                              -------------------------------      Stock        Options/       All Other
Name and Principal                        Salary        Bonus      Awards       SARS           Compensation(1)
   Position                   Year         ($)           ($)       ($)          (#)            ($)
-----------------             ----        ------        -----      ----------   ----------     ------------
Stephen K. Onody(2)           2000       $130,459        -0-           -0-        70,000          $3,914
 Chief Executive Officer
 and President

John V. Atanasoff(3)          2000       197,522            -0-        -0-           -0-           4,800
 Chairman; Former Chief       1999       200,000       $134,400        -0-           -0-           4,904
 Executive Officer            1998       170,000         81,396        -0-           -0-           5,231
 and President

Charles R. Klasson, Jr.(4)    2000       147,916         46,537        -0-        40,000           2,972
 President-CIVCO

Stephen P. Hall(5)            2000       107,215            -0-        -0-        60,000               0
 Former
 Chief Financial Officer

Lockett E. Wood, Ph.D.(6)     2000       104,000            -0-        -0-        10,000           4,632
 Vice President               1999       100,000         50,400        -0-           -0-           3,820
                              1998        95,800         35,039        -0-        60,000           4,028

-----------------------
(1) Contributions to 401(k) Plan on behalf of the Named Executive Officers.

(2) Mr. Onody was elected Chief Executive Officer and President in June 2000. He joined the Company in July 1999 as Vice President -- Business Development.

(3) Mr. Atanasoff retired as Chief Executive Officer and President in June 2000.

(4) Colorado MEDtech acquired CIVCO on November 15, 1999. Figures include amounts paid by CIVCO from July 1, 1999 through November 15, 1999.

(5) Mr. Hall served as Chief Financial Officer from August 1999 to August 2000.

(6) Dr. Wood resigned as an executive officer of the Company on August 15, 2000.

   The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 2000 to each of the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 Number of          Percent of Total
                                Securities              Options/SARs          Exercise
                                Underlying                Granted to                or                                Grant Date
                              Options/SARs                 Employees        Base Price                                   Present
Name                           Granted (#)            in Fiscal Year           ($/Sh.)        Expiration Date       Value ($)(1)
----                          ------------          ----------------        ----------        ---------------       ------------
Stephen K. Onody                50,000(2)                 5.03%               $17.50               9/7/04             $505,500

                                20,000(3)                 2.01                  3.82              5/23/05               48,600

John V. Atanasoff.                 -0-                      --                    --                   --                   --

Charles R. Klasson, Jr.         25,000(4)                 2.51                 13.19             11/19/04              193,500

                                15,000(3)                 1.51                  3.82              5/23/05               36,450

Stephen P. Hall                 50,000(2)                 5.03                 17.50               9/7/04              505,500

                                10,000(3)                 1.01                  3.82              5/23/05               24,300

Lockett E. Wood, Ph.D.           2,500(4)                 0.25                 13.19             11/19/04               19,350

                                 7,500(3)                 0.75                  3.82              5/23/05               18,225

-------------------------
(1) Discounted present value of the option grant calculated on the date of grant using the Black-Scholes option pricing model.

     The following assumptions were used in such model:

  - expected volatility of the common stock -- 63-72% (based upon the closing market price at the end of each month since October 1992);

  -  risk-free rate of return -- 5.25-5.5%;

  -  dividend yield -- 0%; and

  - time of exercise/average adjusted lives -- 5 years (assumes options will be exercised the day prior to scheduled expiration).

(2)  Options vest equally one-fourth each year commencing September 8, 2000.

(3)  Options vest equally one-half each year commencing May 24, 2001.

(4)  Options vest equally one-fourth each year commencing November 20, 2000.

     The following table sets forth information concerning the number and value of options exercised during the fiscal year ended June 30, 2000 and the year-end value of unexercised options to purchase Common Stock of the Company for each Named Executive Officer.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES



                                                                 Number of Securities              Value of Unexercised
                                                                Underlying Unexercised           In-the-Money Options/SARs
                                                              Options/SARs at FY-End (#)             At FY-End ($)(1)
                                                              --------------------------         -------------------------
                           Shares
                         Acquired on         Value
       Name              Exercise (#)     Realized ($)      Exercisable      Unexercisable      Exercisable      Unexercisable
       ----              ------------     ------------      -----------      -------------      -----------      -------------
Stephen K. Onody                    0            0                    0             70,000                0           $ 49,800

John V. Atanasoff              79,287     $614,340              245,653            260,000       $1,098,069            795,600

Charles R. Klasson, Jr.             0            0                    0             40,000                0             37,350

Stephen P. Hall                     0            0                    0             60,000                0             24,900

Lockett E. Wood, Ph.D.              0            0                37,000            45,000           39,360             18,675

-----------------------------

(1) Based upon the difference between the fair market value of Company Common Stock on June 30, 2000 and the exercise price. The fair market value of Company Common Stock at June 30, 2000 was $6.31 per share, the closing price of Common Stock on such date.

Director Compensation

     Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending each meeting or committee meeting of the Board of Directors. In consideration of their service as directors, non-employee directors periodically receive warrants to purchase common stock of the Company, which warrants generally vest 15,000 shares per year, subject to continued service on the Board, and have an exercise price equal to the fair market value of the common stock on the date of grant. All director warrants have a five-year term from their grant date. On August 25, 2000, the Company granted a warrant to Director John Jenkins to purchase 10,000 shares of the Company's common stock for $7.94 per share. The warrant is fully vested and expires in August 2005. In the aggregate, director warrants to purchase 265,000 shares of common stock are outstanding, and of such amount, warrants to purchase 15,000 shares expire in November 2001, warrants to purchase 75,000 shares expire in November 2002, warrants to purchase 150,000 expire in June 2003, warrants to purchase 15,000 shares expire in June 2004 and warrants to purchase 10,000 shares expire in August 2005.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors is comprised of directors Clifford W. Mezey, Robert L. Sullivan, Stephen K. Onody, John P. Jenkins and John V. Atanasoff. Mr. Onody is Chief Executive Officer and President of the Company. Mr. Atanasoff is serving as Chairman of the Company through December 31, 2000, and will receive a salary during such period. Mr. Jenkins is temporarily providing management consulting services to the Company, primarily managing the CMED Automation division on an interim basis while the Company seeks a permanent person for the position. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The other members of the committee are not employees of the Company and have never been employed by the Company or any of its subsidiaries.

     The Compensation Committee Report on Executive Compensation and the Stock Performance Graph which follows shall not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference.

Compensation Committee Report on Executive Compensation

     The following report has been submitted by the Compensation Committee of the Board of Directors:

     The Compensation Committee of the Board of Directors and the Company's Chief Executive Officer have furnished the following joint report on executive compensation. The Company's executive compensation is determined by the Compensation Committee, which is comprised of three non-employee members of the Board of Directors and the Company's Chief Executive Officer. Messrs. Mezey (Chairman), Sullivan, Jenkins, Onody and Atanasoff are members of the Compensation Committee. Mr. Jenkins is temporarily providing management consulting services to the Company, primarily managing the CMED Automation division on an interim basis while the Company seeks a permanent person for the position.

     The Company's executive compensation program is based on the philosophy that compensation of executive officers should be directly and materially linked to the operating performance of the Company, to the interests of shareholders and to the competitive marketplace. In implementing this philosophy, the Company's policies integrate annual base compensation with cash bonuses and incentive stock option awards based upon the Company's overall performance. Consistent with this philosophy, the Company generally did not pay cash performance bonuses for the fiscal year ended June 30, 2000. However, bonuses were earned by CIVCO employees under the incentive compensation program which was in place at CIVCO at the time of the acquisition. Annual cash compensation, together with incentive cash bonus compensation and grants of stock options, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     In setting the compensation of Stephen K. Onody, the Company's Chief Executive Officer and President, the Compensation Committee considered salary surveys and publicly available information for other public companies of comparable size in our geographic region. Based upon such information, Mr. Onody's compensation was set near the median for comparable positions at comparable companies. The employment agreement with Mr. Onody provides for incentive compensation in the form of an annual bonus, calculated as a percentage of annual salary, and which is based on the overall profitability of the company. The agreement also provides for the issuance of options to purchase 270,000 shares of Colorado MEDtech stock, which vest over a three-year period at 90,000 shares per year, which are exercisable for ten years after the grant date. The Compensation Committee believes that this arrangement will provide assurance that Mr. Onody's personal financial interests and financial commitments are aligned with the interests of all shareholders.

     With respect to compensation for Mr. Atanasoff, the Company's former Chief Executive Officer, in 1993 the Board of Directors approved an arrangement intended to provide Mr. Atanasoff with the opportunity to own approximately 5 - 10% of the Company's outstanding shares. The arrangement included the issuance in 1996 of 300,000 incentive stock options which vested over a three-year period at 100,000 shares per year, which are exercisable for five years after the date each portion has vested. In 1995 and 1996, the Board of Directors, as a result of excellent Company performance, granted Mr. Atanasoff a total of 560,000 additional incentive stock options. These options vested at 100,000 shares per year for the first 300,000 shares and the remaining 260,000 shares vested in September 2000 after the Company's stock met a required target price. The Compensation Committee believes that these arrangements provide assurance that Mr. Atanasoff's personal financial interests and financial commitments are aligned with the interests of all shareholders.

     The Compensation Committee increased Mr. Atanasoff's annual compensation on two occasions in recognition of the Company's continued improvements in overall performance, including substantial increases in revenues, profitability and number of employees and the achievement of key strategic initiatives and related measurements of growth. In addition, the Compensation Committee has authorized cash bonuses for Mr. Atanasoff in recognition of Mr. Atanasoff's achievements and leadership of the Company. No bonus was earned for the fiscal year ended June 30, 2000.

     Compensation for executive officers is a combination of base salary, incentive bonus and stock option grants. With respect to Mr. Onody and the other executive officers, the Compensation Committee evaluates their compensation based on the level of job responsibility, the individual's level of performance and Company performance. The Committee also takes into consideration the value of the job in the marketplace. The Compensation Committee has not used compensation consultants but has relied on compensation surveys in comparable industries and publicly available information for other public companies of comparable size. A significant portion of executive officer compensation is comprised of incentive bonus and stock option grants. The size of incentive bonus for each executive is tied in part to each executive's performance and the extent to which the Company and each executive meet revenue and net income goals. To retain its highly skilled executive officers, the Compensation Committee expects to continue to emphasize incentive compensation and to set base salaries near the median for comparable companies.

     Members of the Compensation Committee
          Clifford W. Mezey, Chairman
          Robert L. Sullivan, Director
          John P. Jenkins, Director
          John V. Atanasoff, Director
          Stephen K. Onody, Director and
          Chief Executive Officer

Stock Performance Graph

     The following graph compares the cumulative total stockholder return for the period June 30, 1995 to June 30, 2000 between the Company's common stock, the Russell 2000 Stock Index and a self-determined Peer Group Composite Index selected by the Company. Returns are based on a $100 investment on June 30, 1995 and are calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]


Date           CMED         Russell 2000 Index     Peer Group Composite
06/30/95          100          100                     100
06/30/96       196.08       122.60                  128.71
06/30/97       368.63       139.75                  254.98
06/30/98       533.33       161.26                  186.18
06/30/99      1376.47       161.36                  227.51
06/30/00       396.08       182.36                  474.57

     The members of the self-selected peer group are: Analogic Corporation, ACT Manufacturing, Inc., Benchmark Electronics, Inc., Del Global Technologies, Inc., Plexus Corporation, Sparton Corporation and Zevex International, Inc. In selecting a peer group, the Company sought similar-sized companies in the medical device industry with a mix of outsourcing services and proprietary products. While Colorado MEDtech is primarily a medical device outsourcing company, a significant portion of its business is the manufacture of proprietary medical products, principally MRI accessories. Certain of the Peer Group Composite companies produce competing medical products and others provide similar outsourcing or contract manufacturing services.

     The returns of each component issuer of the Peer Group Composite index are weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated. The Russell 2000 Stock Index is an index of U.S. small company stocks. To construct the Russell 2000 index, the Frank Russell Company first constructs the Russell 3000 index by selecting the 3,000 largest companies headquartered in the United States. The 1,000 largest stocks become the Russell 1000 and the remaining stocks become the Russell 2000 index.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     In June 2000, the Company entered into an employment agreement with Stephen
K. Onody, Chief Executive Officer of the Company, which has a three-year term. As of July 1, 2000, Mr. Onody's annual compensation under the agreement is $200,000. The agreement also provides for incentive compensation in the form of an annual bonus, calculated as a percentage of annual salary, which is based on the overall profitability of the Company. In connection with and as a condition of the employment agreement, Mr. Onody executed a non-competition agreement in which he agreed not to engage in competitive activities for a period of two years after his employment with the Company is terminated, whether voluntarily or involuntarily. Pursuant to the agreement, the Company granted to Mr. Onody incentive and non-statutory stock options to purchase 270,000 shares of the Company's common stock at a price of $7.56 per share, which options vest in three equal annual installments of 90,000 shares beginning in August 2001, subject to his continued employment. The options expire in August 2010. Upon the occurrence of the following events, Mr. Onody may terminate his employment for "good reason" and his unvested options will immediately vest in full: (i) a bankruptcy or liquidation of the Company,
(ii) a sale of substantially all the assets of the Company, (iii) if (a) Mr. Onody elects to remain employed after a change in control of the Company as defined in the agreement and (b) thereafter, during the term of employment or 12 months from the change in control, whichever is longer, his employment is terminated without cause, he is demoted from his position, his duties are diminished, he is required to materially increase his travel, he is relocated or his compensation or benefits are materially reduced or (iv) within 90 days of a change in control of the Company (if clause (iii) is not applicable).

     Upon a termination of Mr. Onody's employment by the Company other than for cause as defined in the agreement within the first 12 months of the term of employment, the Company will continue to pay his salary through the 24th month of what would otherwise have been the term of employment and provide for immediate vesting of the pro-rated portion of options for the portion of the year worked. If the Company terminates Mr. Onody's employment other than for cause after the first 12 months of the employment term and prior to the end of the employment term, the Company will pay Mr. Onody his salary for an additional 12 months and, if the termination occurs within the term of employment, provide for immediate vesting of the pro-rated portion of options for the portion of the year worked. If Mr. Onody terminates his employment for "good reason" as defined by clause (iii) in the preceding paragraph, the Company will pay him the greater of his salary for 12 months or the continuation of his salary for the number of months remaining in the term of employment, reimburse outplacement services for 12 months and reimburse legal fees in connection with enforcement of the agreement. If Mr. Onody terminates his employment for "good reason" as defined by clause (iv) in the preceding paragraph, the Company will pay him his salary for 12 months, reimburse outplacement services for 12 months and reimburse his legal fees in connection with enforcement of the agreement.

     In June 1993, the Company entered into an employment agreement with John V. Atanasoff, then Chief Executive Officer of the Company. This employment agreement has expired. In connection with and as a condition of the employment agreement, Mr. Atanasoff executed a non-competition agreement in which he agreed not to engage in competitive activities for a period of two years after his employment with the Company is terminated, whether voluntarily or involuntarily. In May 1996, pursuant to the employment agreement, the Company granted Mr. Atanasoff an incentive stock option to purchase 260,000 shares of common stock at a purchase price of $3.25 per share, market price at the time (the "Option"). The Option vested in September 2000 when the Company's common stock met a required target price.

     In June 2000, the Company entered an additional arrangement with Mr. Atanasoff, in connection with his retirement from the position of Chief Executive Officer of the Company. Mr. Atanasoff agreed to devote his efforts to the Company on approximately a half time basis through December 31, 2000 and to continue to serve as Chairman of the Company's Board of Directors for that period. The Company agreed to pay Mr. Atanasoff at an annualized rate of $100,000 per year, and to continue his benefits through the end of the year.

     Lockett E. Wood, Ph.D. resigned as Vice President of the Company in August 2000. Pursuant to an agreement with the Company, Dr. Wood will continue to provide project assistance as an employee of the

Company through February 15, 2001, at which time he will retire. The agreement provides that a combination of Dr. Wood's salary and accumulated paid time off will continue through February 15, 2001.

     The Company has entered into a severance agreement with Mr. Gould, the Chief Financial Officer of the Company. Pursuant to such agreement, if the Company terminates his employment within twelve months of a change in control of the Company as defined in the agreement other than for cause as defined in the agreement, or if he terminates his employment for "good reason," the Company will pay him an amount equal to his monthly salary in effect at the time of termination multiplied by 12. The agreement provides that he may terminate his employment for "good reason" upon the following events: (i) the sale by the Company of substantially all of its assets; or (ii) if (a) such executive elects to remain employed after a change in control of the Company and (b) thereafter, during the 12 months after the change in control, he is demoted from his position, his duties are diminished, his travel obligations materially increase, he is relocated or his compensation or benefits are materially reduced.

     The Company entered into a consulting agreement in July 2000 with Director John Jenkins pursuant to which Mr. Jenkins provides consulting services, primarily managing the CMED Automation division on an interim basis. The consulting agreement has an initial term of four months and is renewable upon the mutual agreement of the parties. Mr. Jenkins is paid $95 per hour plus expenses and consults for an average of 40 to 60 hours per week.


                             SHAREHOLDER PROPOSALS

     Shareholders of record may submit proposals for inclusion in the Company's proxy statement for the Company's 2001 annual meeting if such proposals are received by the Secretary of the Company no later than June 15, 2001. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

     In addition, under the Company's bylaws, shareholders of record may present proposals at the Company's annual meeting (including proposals for election of directors), provided that such proposals and certain other information summarized below are delivered to the Secretary of the Company at our principal executive office, 6175 Longbow Drive Boulder, CO 80301. Subject to exceptions provided in the bylaws, such proposals and information must be received not later than the close of business on the 105th calendar day, and not earlier than the close of business on the 120th calendar day, before the one year anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders. In order to be properly brought before the 2001 annual meeting, such proposals and information must be received between June 15, 2001 and June 30, 2001, inclusive, unless one of the exceptions in the bylaws applies. Shareholders seeking to present proposals at the Company's annual meeting must also comply with any applicable rules of the Securities and Exchange Commission.

     Shareholders wishing to present proposals at the Company's annual meeting must provide the following information in writing to the Secretary of the
Company: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the applicable regulations adopted by the Securities and Exchange Commission, including such nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, (i) a description of the business desired to be brought before the meeting, (ii) the text of any resolution proposed to be adopted at the meeting, (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) the name and address of such shareholder, as they appear on the Company's books, and of any such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and any such beneficial owner.

     Under rules of the Securities and Exchange Commission, proxies solicited by the Board of Directors in connection with the 2001 annual meeting may confer discretionary voting authority on any shareholder proposals, unless such proposals are submitted to the Company's Secretary within the time periods described above.


                                 OTHER MATTERS

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

     The Company's independent public accountants for the fiscal years 1998, 1999 and 2000 are Arthur Andersen LLP. Representatives of such firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 2000, which includes financial statements and accompanies this Proxy Statement, does not form any part of the material for the solicitation of proxies.

     The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements, for the fiscal year ended June 30, 2000 filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 to any shareholder (including any beneficial owner) upon written request to Peter J. Jensen, Secretary, 6175
Longbow Drive, Boulder, Colorado 80301.   A copy of the exhibits to such report
will be furnished to any shareholder upon written request therefor and payment of a nominal fee.

                          COLORADO MEDTECH, INC. PROXY

               SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
              MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 17, 2000

  The undersigned hereby constitutes, appoints, and authorizes Stephen K. Onody and Peter J. Jensen, and each of them, as the true and lawful attorney and Proxy of the undersigned, with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all shares of the no par value Common Stock of Colorado MEDtech, Inc., a Colorado corporation, which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held November 17, 2000, at the Regal Harvest House Hotel, 1345 28th Street, Boulder, Colorado, at 3:00 p.m., and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting dated October 13, 2000, receipt of which is hereby acknowledged.

1. Approval of the election of each of the eight nominees named herein for the office of director to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

        FOR ALL NOMINEES LISTED BELOW                      WITHHOLD AUTHORITY
        (except as marked to the contrary below) [_]       to vote for all listed below [_]

  (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

John Atanasoff, John Jenkins, Ira Langenthal, Dean Leffingwell,
         Clifford Mezey, Stephen Onody, Robert Sullivan, and John Wolfe

2. The Proxy is authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments thereof.



  The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorney and Proxy may lawfully do by virtue hereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

DATED:___________, 2000
                                            -----------------------
                                            Signature(s) of Shareholder(s)

                                            -----------------------
                                            Signature(s) of Shareholder(s)

                                            Signature(s) should
                                            agree with the name(s)
                                            shown hereon.
                                            Executors,
                                            administrators,
                                            trustees, guardians
                                            and attorneys should
                                            indicate their
                                            capacity when signing.
                                            When shares are held
                                            by joint tenants, both
                                            should sign. If a
                                            corporation, please
                                            sign in full corporate
                                            name by President or
                                            other authorized
                                            officer. If a
                                            partnership, please
                                            sign in partnership
                                            name by authorized
                                            person.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLORADO
                                 MEDTECH, INC.
    PLEASE SIGN AND RETURN THIS PROXY USING THE ENCLOSED PRE-PAID ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU
                              ATTEND THE MEETING.